As filed with the Securities and Exchange Commission on December 17, 2010

Registration No. 333-148257

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERNET BRANDS, INC.

(Exact Name of registrant as specified in its charter)

Delaware	95-4711621
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

909 North Sepulveda Blvd., 11th Floor

El Segundo, CA 90245

(310) 280-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

1998 Stock Plan

2000 Stock Plan

2007 Equity Plan

(Full title of the plans)

Robert N. Brisco

Chief Executive Officer

Internet Brands, Inc.

909 North Sepulveda Blvd., 11th Floor

El Segundo, CA 90245

(310) 280-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

B. Lynn Walsh Executive Vice President & General Counsel Internet Brands, Inc. 909 North Sepulveda Blvd., 11th Floor El Segundo, CA 90245 (310) 280-4000	Robert B. Knauss, Esq. Munger Tolles & Olson LLP 355 South Grand Avenue, 35th Floor Los Angeles, CA 90071 (213) 683-9100

RECENT EVENTS: DEREGISTRATION OF SHARES

The Registration Statement on Form S–8 (Registration No. 333-148257) (the “Registration Statement”) of Internet Brands, Inc., a Delaware corporation (“Internet Brands”), pertaining to the registration of 4,776,743 shares of Class A common stock, par value $0.001 per share (“Common Stock”) (as such amounts may have increased pursuant to the conversion rate adjustments described in the Registration Statement), of Internet Brands, to which this Post–Effective Amendment No. 1 relates, was originally filed with the Securities and Exchange Commission on December 21, 2007.

Internet Brands, Micro Holding Corp., a Delaware corporation (“Parent”), and Micro Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) on September 17, 2010. On December 16, 2010, at a special meeting of the stockholders of Internet Brands, the stockholders of Internet Brands voted to adopt the Merger Agreement, as contemplated by the Merger Agreement.

On December 17, 2010 (the “Effective Time”), Internet Brands filed a Certificate of Merger with the Secretary of State of the State of Delaware, pursuant to which Merger Sub was merged with and into Internet Brands, with Internet Brands continuing as the surviving corporation (the “Merger”). At the Effective Time, each outstanding share of Common Stock (other than shares owned by Internet Brands as treasury stock, any shares owned by Parent or Merger Sub or any other subsidiary of Parent, and any shares owned by any wholly owned subsidiary of Internet Brands) was automatically converted into the right to receive $13.35 in cash, without interest and less any applicable withholding taxes.

As a result of the Merger, Internet Brands has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Internet Brands in the Registration Statement to remove from registration, by means of a post–effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, Internet Brands hereby removes from registration all shares of Common Stock registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–8 and has duly caused this Post–Effective Amendment No. 1 to the Registration Statement on Form S–8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of El Segundo, State of California, on December 17, 2010.

INTERNET BRANDS, INC.

By:	/s/ B. LYNN WALSH
B. Lynn Walsh
Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert N. Brisco	Principal Executive Officer	December 17, 2010
Robert N. Brisco

/s/ Scott A. Friedman	Principal Financial Officer	December 17, 2010
Scott A. Friedman

/s/ Robert N. Brisco	Director	December 17, 2010
Robert N. Brisco

/s/ C. Andrew Ballard	Director	December 17, 2010
C. Andrew Ballard

/s/ Tarim Wasim	Director	December 17, 2010
Tarim Wasim